Exhibit (d)(1)
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
VECTOR STEALTH HOLDINGS II, L.L.C.,
STEALTH ACQUISITION CORP.
and
SAFENET, INC.
Dated as of March 5, 2007

i

(continued)

(continued)
ANNEXES
Annex I – Conditions to the Offer

(continued)
EXHIBITS
Exhibit A – Form of Full Recourse Note
Exhibit B – Certificate of Incorporation
Exhibit C – By-laws
Exhibit D – Investors and Guarantors

     AGREEMENT AND PLAN OF MERGER, dated as of March 5, 2007 (the “Agreement”), among Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (“Parent”), Stealth Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and SafeNet, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H :
     WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;
     WHEREAS, on the terms and subject to the conditions set forth herein, Merger Sub has agreed to commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”), at a price of $28.75 per Share, net to the seller in cash without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Per Share Amount”);
     WHEREAS, following consummation of the Offer, Merger Sub shall merge with and into the Company in the Merger and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares owned directly or indirectly by Parent, Merger Sub or the Company, which will be canceled with no consideration issued in exchange therefor) will be canceled and converted into the right to receive cash in an amount equal to the Per Share Amount, all upon the terms and conditions set forth herein;
     WHEREAS, the parties intend that the Company shall survive the Merger as a wholly owned subsidiary of Parent;
     WHEREAS, the board of directors of the Company (the “Board of Directors”) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) determined to recommend that the Company’s stockholders accept the Offer and tender their Shares to Merger Sub and, to the extent applicable, to adopt this Agreement;
     WHEREAS, the boards of directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I
THE TENDER OFFER
     Section 1.1 The Offer.
     (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable following the execution of this Agreement, and in any event within five (5) Business Days following the date of this Agreement (or such other later date as the parties may mutually agree in writing commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase all outstanding Shares at the Per Share Amount; provided, however, that such five (5) Business Day deadline to commence the Offer will be extended until such date as the Company is ready to file the Schedule 14D-9 on the same date as the commencement of the Offer. The Per Share Amount shall be net to the seller in cash, subject to reduction only for any applicable federal backup withholding or stock transfer taxes payable by the seller. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Annex I (the “Tender Offer Conditions”). The Company agrees that no Shares held by the Company or any of its Subsidiaries (other than any Shares held on behalf of third parties) will be tendered pursuant to the Offer.
     (b) Parent on behalf of Merger Sub expressly reserves the right from time to time, subject to Sections 1.1(c) and 1.1(d), to waive any Tender Offer Condition, increase the Per Share Amount, provided that without the prior written consent of the Company, Merger Sub shall not, and Parent shall cause Merger Sub not to (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I), (iv) impose additional conditions to the Offer, (v) modify or amend the Tender Offer Conditions (other than to waive such Tender Offer Conditions (other than the Minimum Condition)) or (vi) modify or amend any other term of the Offer, in the case of this clause (vi), in any manner (A) adverse to the holders of Shares or (B) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect; provided that (A) the Minimum Condition may be lowered as a result of the Company’s becoming Current (as defined in Annex I) without the Company’s consent as provided on Annex I hereto, and (B) Parent may, at its option and in its sole discretion, reduce the Minimum Condition to no less than a majority of the number of Shares outstanding assuming the full exercise of all options, rights and convertible securities (if any) with an exercise price of less than the Offer Price and the issuance of all Shares the Company is obligated to issue thereunder, in each case without the prior written consent of the Company.
     (c) On the date of commencement of the Offer, Parent and Merger Sub shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain or incorporate by reference the offer to purchase (the “Offer to Purchase”) and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). Parent, Merger Sub and the Company each agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub shall, and Parent further agrees to cause Merger Sub to, use reasonable best efforts to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws as determined in Parent’s reasonable judgment. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents (including each amendment or supplement thereto) before they are filed with the SEC. Merger Sub shall, and Parent agrees to cause Merger Sub to, provide the Company with (in writing, if written), and to consult with the Company regarding, any comments (written or oral) that may be received by Parent, Merger Sub or their counsel from the SEC or its staff with respect to the Offer Documents as promptly as practicable after receipt thereof. The Company and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.
     (d) The Offer to Purchase shall provide for an expiration date of the 20th Business Day (as defined in Rule 14d-1 under the Exchange Act, “Business Day”) following (and including the day of) the commencement of the Offer (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this agreement, the “Expiration Date”). Merger Sub shall not, and Parent agrees that it shall cause Merger Sub not to, terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Section 8.1 hereof. Except as provided in this Section 1.1(d), Merger Sub shall not, and Parent shall cause Merger Sub not to, extend or delay the Expiration Date (or expiration time) without the prior written consent of the Company. Notwithstanding the foregoing, Merger Sub and Parent may, without receiving the consent of the Company, (A) extend the Expiration Date for any period required by applicable rules and regulations of the SEC, the NASDAQ Global Market (the “NASDAQ”) or any other stock exchange or automated quotation system applicable to the Offer, or (B) in the event the Acceptance Date occurs but Parent does not acquire a number of Shares sufficient to enable a Short Form Merger to occur (assuming exercise of the Top-Up Option in full), elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act. So long as the Offer and this Agreement have not been terminated pursuant to Section 8.1, if at any scheduled Expiration Date, the Tender Offer Conditions shall not have been satisfied or earlier waived, Merger Sub shall, and Parent shall cause Merger Sub to extend the Offer and the Expiration Date to a date that is not more than ten (10) Business Days after such previously scheduled Expiration Date; provided that Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, extend the Offer beyond the End Date. In the event the Acceptance Date occurs but Parent does not acquire a number of Shares sufficient to enable a Short Form Merger to occur (assuming exercise of the Top-Up Option in full), Merger Sub may provide one or more “subsequent offering periods” for the Offer in accordance with Rule 14d-11 under the Exchange Act for a number of days to be determined by Parent which shall be not less than three (3) nor more than twenty (20) Business Days in the aggregate; provided that Merger Sub shall, and Parent shall cause Merger Sub to, immediately accept and promptly pay for all Shares tendered during the initial offering period and immediately accept and promptly pay for all Shares tendered during each such subsequent offering period, in each case in accordance with Rule 14d-11 under the Exchange Act.
     (e) Subject solely to the satisfaction or waiver (to the extent permitted by this Agreement) by Merger Sub of the Tender Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, as soon as possible after the scheduled expiration of the Offer (as it may be extended in accordance with Section 1.1(d)), accept for payment Shares validly tendered and not withdrawn pursuant to the Offer (the date of acceptance for payment, the “Acceptance Date,” and the time of acceptance for payment on the Acceptance Date, the “Acceptance Time”) and promptly pay for such Shares. Parent shall or shall cause Merger Sub to provide or cause to be provided to the Paying Agent on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.
     Section 1.2 Company Action.
     (a) The Board of Directors, at a duly called and held meeting, has unanimously adopted resolutions: (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders, and declaring it advisable, to enter into this Agreement; (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger; (iii) approving the Recommendation; (iv) rendering the limitations on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) inapplicable to the Offer, this Agreement and the transactions contemplated hereby and thereby; and (v) electing that the Offer and the Merger, to the extent of the Board of Directors’ power and authority and to the extent permitted by law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby. Unless and until a Change of Recommendation has taken place in accordance with the terms of this Agreement, the Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and the Company hereby consents to the inclusion of the Recommendation in the Offer Documents.
     (b) On the date of commencement of the Offer if practicable and otherwise not later than the fifth Business Day following the date of this Agreement, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that will comply in all material respects with the provisions of all applicable Federal securities laws. The Company shall use its reasonable best efforts to cause such Schedule 14D-9 to be disseminated to the stockholders of the Company concurrently with the Offer Documents, and in any event will cause such Schedule 14D-9 to be disseminated to the stockholders of the Company as promptly as possible. Subject to any Change of Recommendation in accordance with this Agreement, the Schedule 14D-9 and the Offer Documents shall contain the Recommendation. The Company agrees to promptly correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Merger Sub, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and disseminated to the Company’s stockholders to the extent required by applicable Federal securities laws as determined in the Company’s reasonable judgment. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including each amendment or supplement thereto) before it is filed with the SEC. The Company shall provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.
     (c) In connection with the Offer, the Company shall reasonably promptly following execution of this Agreement (and in any event within three (3) Business Days) furnish Parent with a list of its stockholders of record, mailing labels containing the names and addresses of all record holders of Shares, non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of the most recent practicable date, and shall reasonably promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels, security position listings and computer files, and such other information and assistance as Merger Sub or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.
     (d) At any time after the Acceptance Date, Parent may request the Company to take all necessary actions, and the Company agrees to take such actions, to deregister the Company Common Shares under the Exchange Act and/or to delist the Shares from NASDAQ if (A) such actions are otherwise permitted under applicable Law and (B) such actions are reasonably expected to permit the Closing to occur sooner than it would otherwise occur.
     Section 1.3 Directors. Effective upon the acceptance for payment by Parent or Merger Sub for all Shares tendered pursuant to the Offer which represent at least a majority of the Shares outstanding, and from time to time thereafter as Shares are acquired by Parent or Merger Sub, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company and to the number of the Independent Directors specified below) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding; provided, however, that, in the event that Parent’s designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in Section 2.3) the Board of Directors shall have at least two (2) directors who are directors on the date hereof who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Federal securities laws) of Parent (one or more of such directors, the “Independent Directors”); provided further, that if there is in office only one Independent Director, the Board of Directors will take all reasonable action necessary to cause a person designated by the remaining Independent Director to fill such vacancy who shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent, and such person shall be deemed to be an Independent Director for purposes of this Agreement, or, if no Independent Directors remain, the other directors shall designate two persons to fill the vacancies who shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent, and each such person shall be deemed to be an Independent Director for purposes of this Agreement. At each such time, the Company will, subject to any limitations imposed by applicable Law, also cause (a) each committee of the Board of Directors, (b) the board of directors of each of the Subsidiaries and (c) each committee of such board of directors of each of the Subsidiaries to include persons designated by Parent constituting the same percentage of each such committee or board as Parent’s designees constitute on the Board of Directors. The Company shall take all reasonable action necessary to cause Parent’s designees to be so elected including, upon request by Parent, subject to the Company’s Certificate of Incorporation, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent’s designees to be elected to the Board of Directors in accordance with the terms of this Section 1.3. Subject to applicable law, and subject to Parent supplying the Company with the information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder within five (5) Business Days after the date of commencement of the Offer, the Company shall take all action necessary pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3 and shall mail to the Company’s stockholders no later than ten (10) days prior to the initial Expiration Date of the Offer such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent are elected or appointed to the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (w) amend or terminate this Agreement on behalf of the Company, (x) exercise or waive any of the Company’s rights or remedies hereunder, (y) extend the time for performance of Parent’s or Merger Sub’s obligations hereunder or (z) take any other action by the Company in connection with this Agreement and the transactions contemplated hereby required to be taken by the Board of Directors. The Independent Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the reasonable expense of the Company as determined appropriate by the Independent Directors for the purpose of fulfilling their obligations hereunder and shall have the authority, after the Acceptance Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms; provided, however, that Parent shall have received at least two Business Days’ prior notice of the commencement of any such action.
     Section 1.4 Top-Up Option.
     (a) The Company hereby irrevocably grants to Merger Sub an option (the “Top-Up Option”), exercisable upon the terms and conditions set forth in this Section 1.4, to purchase up to that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent or Merger Sub at the time of such exercise, shall constitute one share more than 90% of the Shares outstanding immediately after exercise of the Top-Up Option at a price per share as set forth below; provided that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then authorized but unissued Shares (less the number of such Shares reserved for issuance in respect of vested Company Stock Options outstanding immediately prior to the expiration of the Offer with an exercise price less than the Per Share Amount (the “Vested In-The-Money Options”). The purchase price for the Top-Up Option Shares shall be equal to the Offer Price, which price shall be payable in cash in an amount equal to the aggregate par value of the purchased Top-Up Option Shares and by the issuance of a full recourse note with a principal amount equal to the remainder of the exercise price in the form attached as Exhibit A.
     (b) The Top-Up Option shall be exercised by Merger Sub, in whole or in part, at any time on or after the Acceptance Time (so long as the exercise of the Top-Up Option would, after the issuance of Shares thereunder, be sufficient to allow the Short Form Merger to occur), and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the number of Shares owned by Parent or Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, and (C) Merger Sub has accepted for payment all Shares validly tendered in the Offer and not withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.
     (c) Upon the exercise of the Top-Up Option in accordance with Section 1.4(a), Parent shall so notify the Company and shall set forth in such notice (i) the number of Shares that are expected to be owned by Parent, Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub of the number of Shares then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Merger Sub, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares pursuant to Section 1.4(a), and the Company shall cause to be issued to Parent or Merger Sub a certificate representing the Top-Up Option Shares.
     (d) Parent and Merger Sub acknowledge that the Shares which Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
ARTICLE II
THE MERGER
     Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).
     Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date (the “Closing Date”) which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if, as of or immediately following the Acceptance Date or the expiration of any subsequent offering period pursuant to Section 1.1(d), a Short Form Merger is available pursuant to Section 2.8 and Section 253 of the DGCL, the Closing shall, subject to the satisfaction or waiver of the conditions set forth in Section 7.1, occur no later than the Business Day immediately following the Acceptance Date or the expiration of such subsequent offering period, as applicable.
     Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL (or to the extent provided in Section 2.8 hereof, Section 253 of the DGCL). The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
     Section 2.5 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, in the form attached hereto as Exhibit B, except that the name of the Surviving Corporation shall be SafeNet, Inc. and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the by-laws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit C, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to SafeNet, Inc.
     Section 2.6 Directors. Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     Section 2.7 Officers. The officers of Merger Sub as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     Section 2.8 Merger Without Meeting of Stockholders. Notwithstanding anything in this Agreement to the contrary, but subject to Section 7.1, if, at any time following the Acceptance Date, Parent, or any direct or indirect Subsidiary of Parent shall own at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction of such threshold, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL (such Merger, a “Short Form Merger”).
ARTICLE III
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
     Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:
     (a) Conversion of Shares. Each Share outstanding immediately prior to the Effective Time, other than Shares to be cancelled pursuant to Section 3.1(b) and other than Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive in cash an amount equal to the Per Share Amount (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.
     (b) Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.
     (c) Company Subsidiary-Owned Shares. Each Share that is owned, directly or indirectly, by any Company Subsidiary immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.
     (d) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
     (e) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares without any interest. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in and control all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment or offer of payment with respect to any demands for appraisal or settle or offer to settle any such demands.
     Section 3.2 Exchange of Certificates.
     (a) Paying Agent. At or promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company (which approval shall not be unreasonably withheld) (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options and the Restricted Shares, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article III and (ii) the Option and Stock-Based Consideration payable pursuant to Section 3.3 (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”); provided, however, that Parent, in its sole discretion, may elect to cause the Surviving Corporation (rather than the Paying Agent) to pay any consideration payable for Company Stock Options and Restricted Shares, in which case Parent may deduct from the amount it deposits with the Paying Agent pursuant to this Section 3.2(a) the amount of cash necessary to pay the consideration in exchange for Company Stock Options and Restricted Shares.
     (b) Payment Procedures.
          (i) As soon as reasonably practicable after the Effective Time and in any event not later than five (5) Business Days following the Closing Date, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal (which shall specify that, in the case of certificated Shares, delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and, in the case of Book-Entry Shares, delivery shall be effected only after complying with reasonable delivery procedures established by the Paying Agent and reasonably acceptable to the Company, and shall be in such form and have such other provisions as Parent and the Paying Agent may agree and which are reasonably satisfactory to the Company), and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration and (y) to the extent Parent elects to have the Paying Agent pay amounts payable in respect of Company Stock Options or Restricted Shares, pay to each holder of a Company Stock Option or Restricted Share, a check in an amount due and payable to such holder pursuant to Section 3.3 hereof in respect of such Company Stock Option or Restricted Share.
          (ii) Upon surrender of Certificates to the Paying Agent or compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. Parent and Merger Sub shall pay all stock transfer Taxes with respect to the sale and transfer of any Shares; provided, however, that in the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, properly endorsed or otherwise in proper form for transfer (or in the case of Book-Entry Shares, accompanied by all documents (if any) required to evidence and effect such transfer) and in each case accompanied by evidence to the satisfaction of the Paying Agent that any applicable stock transfer Taxes have been paid or are not applicable.
          (iii) The Paying Agent, Parent, Merger Sub or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options or Restricted Shares, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options or Restricted Shares, in respect of which such deduction and withholding were made.
     (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged as provided in this Article III.
     (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares and Company Stock Options or Restricted Shares (if Parent made the election in (b)(i)(y) above) for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 3.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration and, if applicable, Option and Stock-Based Consideration, without any interest thereon, upon due surrender of their Shares or, if applicable, such Company Stock Options or Restricted Shares.
     (e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares, Company Stock Options or Restricted Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 3.2(d).

     (g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.
     (h) Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar extraordinary transaction, the Merger Consideration shall be equitably adjusted.
     Section 3.3 Treatment of Stock Options and Other Stock-Based Awards.
     (a) Each option to purchase Shares (collectively, the “Company Stock Options”) granted under the Company stock option plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time will at the Effective Time be cancelled and the holder of such Company Stock Option will, in full settlement of such Company Stock Option, receive from the Surviving Corporation an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by (y) the total number of Shares subject to such Company Stock Option (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”).
     (b) Immediately prior to the Effective Time, each award of restricted Shares (the “Restricted Shares”) shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 3.1(a), subject to any applicable withholding tax (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”).
     (c) At the Acceptance Time, the then-current purchase period under the Company’s Employee Stock Purchase Plan shall terminate and all accumulated payroll deductions shall be promptly distributed to eligible participants, without interest.
     (d) Prior to the Effective Time, the Company will adopt such resolutions as may reasonably be required to effectuate the actions contemplated by this Section 3.3.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the Prior Company SEC Documents (but only to the extent (x) such disclosure does not constitute a “risk factor” and/or a “forward-looking” statement and (y) the applicability of such disclosure to a section or subsection of this Agreement is reasonably apparent on its face) or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”)

(it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
     Section 4.1 Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of the Company’s Subsidiaries where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect, or (ii) prevent or materially delay the consummation of the Offer or the Merger. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Company’s amended and restated certificate of incorporation and by-laws, each as amended through the date hereof and currently in effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any event or effect (each, an “Event”) that is materially adverse to the business or financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include: (a) an Event to the extent resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, except to the extent the effects of such changes on the Company and its Subsidiaries, taken as a whole, are disproportionate to the effects on other non-governmental participants in the industries in which the Company and its Subsidiaries conduct their business, (ii) an Event generally affecting the industries in which the Company and its Subsidiaries operate, including general changes in Law or regulation across such industries, except to the extent the effect of such Event on the Company and its Subsidiaries, taken as a whole, is disproportionate to the effect on other non-governmental participants in the industries in which the Company and its Subsidiaries conducts their business, (iii) the announcement of this Agreement or the pendency or consummation of the Merger, (iv) the identity of Parent or any of its affiliates as the acquiror of the Company, (v) the taking of any specific action expressly required by this Agreement, (vi) any acts of terrorism or war, except to the extent such act of terrorism or war has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other non-governmental participants in the industries in which the Company and its Subsidiaries conduct their businesses, (vii) changes in generally accepted accounting principles or the interpretation thereof, or (viii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby; (b) (i) actions, claims, audits, arbitrations, mediations, investigations, suits, litigation, proceedings (public or private), criminal prosecutions, SEC “Wells” processes or investigations by or before any Person, Governmental Entity or any national securities exchange (including the NASDAQ) (in each case whether threatened, pending or otherwise), (ii) penalties, sanctions, fines, remedies, injunctive relief, remediation, delisting from any national securities exchange (including the NASDAQ), or any other civil or criminal sanction (in each case whether threatened, pending, deferred or otherwise, and whether financial or otherwise), or (iii) facts, circumstances, changes, effects, outcomes, results, occurrences and eventualities (whether or not known, contemplated or foreseeable, and whether financial or otherwise), in each case with respect to (b)(i) through (iii), resulting from, relating to or arising out of: (1) (A) the Company’s pending restatement of its historical consolidated financial statements for the fiscal years ended December 31, 2005, December 31, 2004, December 31, 2003, December 31, 2002, December 31, 2001 and December 31, 2000 or the Company’s pending restatement of the unaudited financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, or (B) the Company’s failure to file in a timely manner its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006 and its Annual Report on Form 10-K for the year 2006, but only, in the case of this clause (1), to the extent resulting from or relating to the matters referred to in clauses (2) or (3) below; (2) the Company’s historical stock-based compensation practices to the extent both (I) resulting from or relating to (x) the extent to which compensation, tax, disclosure, accounting and grant practices complied with GAAP, applicable Law, applicable stock option plans, or the Code or (y) issues concerning selecting, documenting, accounting for, recording of and disclosing grant and measurement dates, stock option expenses, and any other related items thereto and (II) materially consistent with (A) the Company’s public statements and with its filings with and submissions and statements to the SEC disclosed to Parent prior to the date of this Agreement or (B) information provided to Parent or its affiliates and representatives prior to the date hereof and identified in Section 4.1(3)(II) of the Company Disclosure Schedule; or (3) the additional accounting adjustments to the extent disclosed in Section 4.4.(e) of the Company Disclosure Schedule (all of the matters mentioned in clause (b) hereof, including all sub-sections of clause (b), the “Restatement and Related Matters”); except in the case of Restatement and Related Matters to the extent that any such Event results in a suspension or debarment from bidding on contracts or subcontracts with any Governmental Entity thereof or otherwise results in any material limitation, restriction or prohibition on the Company and its Subsidiaries’ ability to do business with a Governmental Entity; or (c) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, it being understood that any Event contributing to such failure may be considered in determining whether there has been a Company Material Adverse Effect.
     Section 4.2 Capital Stock.
     (a) The authorized share capital of the Company consists of 50,000,000 Shares and 500,000 shares of preferred stock (the “Preferred Stock”). As of February 28, 2007, there were (i) 21,072,626 Shares issued and outstanding and no shares of Preferred Stock issued and outstanding, (ii) Company Stock Options to purchase an aggregate of 329,903 Shares issued and outstanding under the 1990 Rainbow Plan, 236,433 Shares issued and outstanding under the 1999 Stock Option Plan, 200,435 Shares issued and outstanding under the 2000 Non-Qualified Stock Option Plan, 358,546 Shares issued and outstanding under the 2000 Rainbow Plan, 2,923,525 Shares issued and outstanding under the 2001 Omnibus Stock Plan, 394,265 Shares issued and outstanding under the 2001 Rainbow Plan, and 44,880 Shares issued and outstanding under the 2003 Rainbow Plan, 7,001 Shares issued and outstanding under the Cylink Restated 1994 Flexible Stock Option Plan, 417 Shares issued and outstanding under the Cylink/ARL 1997 Option Plan, 15,093 Shares issued and outstanding under the Datakey 2001 Stock Option Plan, and 4,987 Shares issued and outstanding under the Datakey Outside Plan, and 20,048 Shares issued and outstanding under the MediaSentry Plan and (iii) 1,999,650 Shares available for issuance under the 2001 Omnibus Stock Plan. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiaries of the Company own any Shares or any other equity securities of the Company.
     (b) Except as set forth in subsection (a) above, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) register any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, or (E) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person. The Company has not declared or paid any dividend or distribution in respect of the Shares, and has not issued, sold, repurchased, redeemed or otherwise acquired any Shares, and its Board of Directors has not authorized any of the foregoing.
     (c) Section 4.2(c) of the Company Disclosure Schedule sets forth the following information with respect to outstanding Company Stock Options as of the date indicated in Section 4.2(c) of the Company Disclosure Schedule: (i) the name of the optionee; (ii) the number of Shares subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; and (iv) the applicable vesting schedule. The foregoing schedule shall also include the plan under which such Company Stock Option was granted.
     (d) Section 4.2(d) of the Company Disclosure Schedule sets forth the name of each person (other than direct and indirect wholly-owned Subsidiaries) in which the Company or any of its Subsidiaries owns any equity or similar interest in or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business as of the date of this Agreement, that person’s jurisdiction of incorporation or organization and the percentage of and kind of interest owned.
     (e) Except for awards to acquire Shares under the stock option plans referred to in subsection (c) above, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     (f) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.
     Section 4.3 Corporate Authority Relative to This Agreement; No Violation.
     (a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company tender their Shares in the Offer or otherwise approve the adoption of this Agreement (the “Recommendation”) and directed that to the extent required by the DGCL this Agreement and the Merger be submitted for consideration of the stockholders of the Company at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
     (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) or the NASDAQ other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act and any other antitrust, competition or similar Laws of any foreign jurisdiction, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Schedule 14D-9 in connection with the Offer and the Proxy Statement, if applicable, in connection with the Company Stockholder Approval, (iv) compliance with the rules and regulations of the NASDAQ, or (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 4.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (vi), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, (A) reasonably be expected to have a Company Material Adverse Effect, or (B) prevent or materially delay the consummation of the Offer or the Merger.
     (c) Assuming compliance with the matters referenced in Section 4.3(b), receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement, the consummation by Parent of the Offer and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of (A) the Company or (B) any of its Subsidiaries, (ii)

contravene or conflict with in any material respect or constitute a material violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any written or oral loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (each, a “Contract”) binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (i)(B) or (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not (A) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Offer or the Merger.
     Section 4.4 Reports and Financial Statements.
     (a) With the exception of the Restatement and Related Matters, the Company has filed or furnished on a timely basis all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since December 31, 2004 (such forms, documents and reports, the “Prior Company SEC Documents”), each of which (subject to any disclaimers, exceptions and qualifications set forth within such Prior Company SEC Document) at the time of its filing or being furnished (after giving effect to all post-filing or post-furnishing amendments thereto filed or furnished prior to the date hereof) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and as of the date filed with the SEC, and as of their respective dates, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations contained in this Section 4.4(a) do not relate to any financial information. Any documents or reports filed or furnished with the SEC after the date of this Agreement (such documents and reports, in each case as finally amended prior to the Effective Time) the “Subsequent Company SEC Documents” and together with the Prior Company SEC Documents, the “Company SEC Documents”) (subject to any disclaimers, exceptions and qualifications set forth within such Prior Company SEC Documents) at the time of its filing or being furnished will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and as of the date filed with the SEC, and as of their respective dates, none of the Subsequent Company SEC Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Anything to the contrary in this sub-section notwithstanding, with regards to Subsequent Company SEC Documents filed or furnished with the SEC prior to the restatement of the Company’s financial statements or the Company’s regaining current filer status, the immediately preceding sentence of this paragraph will be subject to the Restatement and Related Matters and any disclaimers, exceptions and qualifications set forth within such Subsequent Company SEC Documents).

     (b) Subject to the Restatement and Related Matters, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
     (c) Attached to Section 4.4(c) of the Company Disclosure Schedules are the unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its consolidated subsidiaries for and as at (i) the fiscal year ended December 31, 2006 (the “AU Statements”) and (ii) the fiscal quarters ended March 31, June 30, September 30 and December 31, 2006 (the “QA Statements” and, together with the AU Statements, the “Preliminary Statements”). The Preliminary Statements were prepared on a basis consistent with GAAP and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof, provided that the Preliminary Statements (A) do not include any information or notes not required by GAAP to be included in interim financial statements, (B) in the case of the QA Statements are subject to normal year-end adjustments (which are not expected to be material), (C) need not have been reviewed by the Company’s independent accounting firm as provided in Standards No. 100 or include information described in Item 303 or Item 305 of Regulation S-K with respect to quarterly periods to the extent such information would otherwise be required to be filed in a Quarterly Report on Form 10-Q, (D) are subject to the effects of the Restatement and Related Matters and (E) are subject to other matters that may arise in the course of the Company’s accounting review. The balance sheet for the year ended December 31, 2006 referred to in this paragraph is referred to herein as the “December 31, 2006 Balance Sheet.”
     (d) The information attached to Section 4.4(d) of the Company Disclosure Schedules (the “PR Information”) was prepared by the Company in good faith, based upon reasonable assumptions and represents management’s best understanding and judgment regarding the matters covered thereby.
     Section 4.5 Internal Controls and Procedures. The Company has established and maintains a system of internal accounting controls and financial reporting (as required by Rule 13a-15 under the Exchange Act) that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent completed evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     Section 4.6 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the December 31, 2006 Balance Sheet, (ii) as expressly permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006, none of which would, individually or in the aggregate, reasonably be expected to be material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or constitute indebtedness and (iv) liabilities resulting from or relating to the Restatement and Related Matters, neither the Company nor any Subsidiary of the Company has any liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 4.7 Compliance with Law; Permits; No Default.
     (a) The Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not, individually or in the aggregate, (i) reasonably be expected to have a Company Material Adverse Effect or (ii) prevent or materially delay the consummation of the Offer or the Merger.
     (b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any Company permit would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, and all such Company Permits are in full force and effect, except where the failure to have any Company permit would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has received any notice that any Company Permits will be cancelled.
     (c) Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of its organizational or governing documents, except with respect to organization or governing documents of its Subsidiaries, for violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 4.8 Employee Matters.
     (a) Section 4.8(a) of the Company Disclosure Schedule lists all Company Benefit Plans including all Company Stock Plans. “Company Benefit Plans” means any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), all material employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, whether written, unwritten, formal or informal, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may in the future have any liability (contingent or otherwise). “Company Stock Plans” means all Company Benefit Plans pursuant to which the Company may grant equity or equity-based compensation awards.
     (b) The Company has heretofore made available to Parent true and complete copies or materially accurate summaries of each of the Company Benefit Plans that has not been previously filed with the SEC and certain related documents, including, but not limited to, with respect to each Company Benefit Plan, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto, and all related trust documents; (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any; (iii) the three most recent annual actuarial valuations, if any; (iv) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (v) all IRS or Department of Labor (“DOL”) determination, opinion, notification and advisory letters (if applicable); (vi) all material correspondence to or from any Governmental Entity received in the last three years; and (vii) all discrimination tests for the most recent three plan years.
     (c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan provides retiree medical or other welfare benefits, other than coverage mandated by applicable Law; (iv) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their respective current or former ERISA Affiliates that has not been satisfied in full; (v) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vi) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 through 4980B of the Code; (vii) there are no pending, threatened or, to the knowledge of the Company, anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries; (viii) to the knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Company Benefit Plan and (ix) no plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, its Subsidiaries, or any of their respective current or former ERISA Affiliates is or ever in the past was a plan subject to Title IV of ERISA. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.
     (e) No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the balance sheets, and (C) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 4.8(e) of the Disclosure Schedule.
     (f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation, forgiveness of indebtedness or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (B) accelerate the time of payment or vesting, or increase the amount of compensation or benefits to any such employee, consultant or officer, except as expressly provided in this Agreement. There is no Contract, plan or arrangement covering any current or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.
     (g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no work stoppage, slowdown, or labor strike against the Company or any Subsidiary is pending or reasonably anticipated, or, to the Company’s Knowledge, threatened with respect to any employee; (ii) the Company has no Knowledge of any activities or proceedings of any labor union to organize any employee; (iii) there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints; (iv) neither the Company nor any Subsidiary is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to any employee and no collective bargaining agreement is being negotiated by the Company or any Subsidiary with respect to any employee; (v) currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; and (vi) the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity.
     (h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, from the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) to the date of this Agreement, the Company and its Subsidiaries have not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries thereto, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law including California Labor Code Section 1400.
     Section 4.9 Absence of Certain Changes or Events.
     (a) Other than the Restatement and Related Matters, from June 30, 2006 through the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (ii) there has not been any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (b) Since the date of this Agreement, there has not been any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (c) From June 30, 2006 through the date of this Agreement, there has not been:

          (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company); or
          (ii) any material change in any method of financial accounting or financial accounting practice by the Company or any of its Subsidiaries, except as may be appropriate to conform to statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, or to any changes thereto.
     Section 4.10 Investigations; Litigation. Other than the Restatement and Related Matters, there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, (A) reasonably be expected to have a Company Material Adverse Effect, or (B) prevent or materially delay the consummation of the Offer or the Merger. Section 4.10 of the Company Disclosure Schedule sets forth, as of the date hereof, any reviews, actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and any orders, judgments or decrees of, or before, any Governmental Entity which would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
     Section 4.11 Schedule 14D-9, Offer Documents.
     (a) None of the information supplied or to be supplied in writing by or on behalf of the Company specifically for inclusion in the Offer Documents will, at the times such documents are filed with the SEC, at the time they are mailed to stockholders of the Company and at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement supplied by the Company made in any communication with respect to the Offer previously filed with the SEC or disseminated to the stockholders of the Company. The Schedule 14D-9 and each other document required to be filed by the Company with the SEC or required to be distributed or dissemination to the Company’s stockholders by the Company (the “Company Disclosure Documents”) will not, at the time they are filed with the SEC and at all times prior to the purchase of Shares by Merger Sub pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or an affiliate of Parent or Merger Sub which is contained in the Company Disclosure Documents. The Company

Disclosure Documents will comply as to form and substance in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.
     Section 4.12 Tax Matters.
     (a) Except (A) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) with respect to matters for which adequate reserves have been established in accordance with GAAP: (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them; (iii) there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency or assessment from any Governmental Entity; (v) neither the Company nor any of its Subsidiaries or any predecessor has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver; (vi) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (other than a distribution from one member of an affiliated group to another member of such group, as defined in Section 1504(a) without regard to the exceptions set forth in Section 1504(b)); (vii) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law; (viii) the Company and each of the Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign); (ix) neither the Company nor any of its Subsidiaries has Liability for the Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); (x) there are no adjustments under Section 481 of the Code (or any similar adjustments under corresponding foreign, state or local Laws) that are required to be taken into account by the Company or any of its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date; (xi) none of the Company or any Subsidiary has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed; and (xii) none of the assets of the Company or any Subsidiary: (a) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; or (b) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
     (b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 4.12.
     Section 4.13 Intellectual Property.
     (a) Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list (by name and other appropriate product identifiers) of all material Company Products. “Company Products” means all products or services sold or licensed by the Company and its Subsidiaries.
     (b) Either the Company or a Subsidiary of the Company owns, or holds a valid license or otherwise possesses legally enforceable rights to all Company IP (as defined below) or has the exclusive rights to use, sell, license, assign, transfer, convey, dispose of, or otherwise commercially exploit the Company-Owned IP. “Intellectual Property” means all worldwide intellectual property rights arising from or in respect of the following: (i) patents and patent applications; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, web addresses and corporate names, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights and registrations and applications therefore; (iv) trade secrets and know-how; (v) any registrations and applications for industrial designs; and (vi) software. For the purposes of this Agreement, “Company IP” means all Intellectual Property used or held for use by the Company in the Company Products or to conduct its businesses as now conducted, and “Company-Owned IP” means Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Company and its Subsidiaries.
     (c) There are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement or misappropriation, unfair competition or trade practices under the Laws of any jurisdiction, by the Company or any of its Subsidiaries for their use of the Company IP, their conduct of their businesses and the Company Products.
     (d) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole, to the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries, the use of the Company IP and the Company Products does not infringe or misappropriate any Intellectual Property rights of any third party, or constitute unfair competition or trade practices under the Laws of any jurisdiction.
     (e) As of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Company IP.

     (f) To the knowledge of the Company, no person is infringing or misappropriating any Company-Owned IP in a manner material to the business of the Company or its Subsidiaries taken as a whole.
     (g) No person has asserted in writing (or has continued to assert) or threatened in writing to assert, in the three (3) years prior to the date of this Agreement, any material claims (i) contesting the right of the Company or any of its Subsidiaries to use, exercise, sell, license, transfer or dispose of any Company-Owned IP or any Company Products or (ii) challenging the ownership, validity or enforceability of any of the Company-Owned IP. There are no pending or, to the knowledge of the Company, threatened interference, re-examinations, or oppositions involving any patents or patent applications of the Company or any of its Subsidiaries.
     (h) None of the Company-Owned IP, and to the knowledge of the Company, none of the other Company IP, is subject to any outstanding order, judgment, writ, injunction or decree of any court of competent jurisdiction or Governmental Entity materially restricting the use, transfer, or licensing thereof by Company or any of its Subsidiaries.
     (i) Section 4.13(i) of the Company Disclosure Schedule sets forth as of the date specified therein (by owner, country, number, and title) all patents and patent applications issued to or filed by the Company; all registered trademarks of the Company; and all registered copyrights of the Company; and all other issuances, registrations, applications and the like with respect to those or any other Intellectual Property rights that have been, with respect to the Company, issued, registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public legal entity (collectively, the “Company Registered IP”). Each item of Company Registered IP is subsisting, and, to the knowledge of the Company, valid and all necessary registration, maintenance and renewal fees in connection with Company Registered IP have been paid and all necessary documents, recordations and certificates in connection with such registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP.
     (j) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) constitute a material breach of any material instrument or agreement governing any of the Company IP, (b) result in material alteration or modification of any material rights granted with respect to any Company IP, or (c) require the payment of any additional material amounts or consideration in respect of any Company IP other than ongoing fees or royalties which the Company and its Subsidiaries would otherwise be required to pay.
     (k) To the extent that any Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for the Company or any of its Subsidiaries, or is incorporated into any of the Company Products that the Company or its Subsidiaries are currently offering, supporting, or currently plan to offer, the Company or one of its Subsidiaries has a written agreement with such independent contractor or third party and has thereby either obtained ownership of or the necessary licenses for or authorization to use such independent contractor’s or third party’s Intellectual Property to the extent necessary for the Company and its Subsidiaries to conduct their businesses.

     (l) Neither the Company nor any of its Subsidiaries has granted or agreed to grant any material exclusive license of or material exclusive right to use, or authorized the retention of any material exclusive rights to use or joint ownership of, any material Intellectual Property that is or was Company-Owned IP, to any third party.
     (m) No Company Product or software embodying material Company-Owned IP has been or is being distributed by the Company or any of its Subsidiaries, in whole or in part, or was used, or is being used in conjunction with any Public Software by the Company or any of its Subsidiaries in a manner which would require that such Company Product or software be disclosed or distributed in source code form or made available at no charge. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.
     (n) The Company and its Subsidiaries have taken reasonable steps under the circumstances to protect and preserve the confidentiality of all confidential information of the Company and its Subsidiaries. Without limiting the foregoing, the Company and its Subsidiaries have and enforce policies (i) requiring each employee of the Company or any of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form provided to Parent, and all current employees and former employees whose employment has ceased within the past 24 months of the Company and its Subsidiaries with access to confidential information have executed such an agreement and (ii) requiring each consultant of the Company and its Subsidiaries to undertake or be bound by obligations of confidentiality substantially similar to the form of proprietary rights and confidentiality agreement provided to Parent discussed in clause (i) of this Section 4.13(m).
     Section 4.14 Property.
     (a) Neither the Company nor any of its Subsidiaries owns any real property. Section 4.14 of the Company Disclosure Schedule sets forth, as of the date hereof, a list of all real property currently leased by the Company and any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease (the “Leases”). All the Leases are in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence. Except where such failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in default of or in material under any such Lease.
     (b) Except as would not, individually or on the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company or a Subsidiary of the Company owns or has valid leasehold interests in all of its properties, free and clear of all Liens (except for Permitted Liens ) and (ii) all the plants, structures and equipment of the Company and its

Subsidiaries are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted.
     Section 4.15 Insurance. The Company maintains for itself and its Subsidiaries policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its good faith judgment, are reasonable for the business and assets of the Company and its Subsidiaries. All material insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies and bonds.
     Section 4.16 Takeover Laws; Charter Provisions. The Board of Directors has approved the Offer, the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Offer, Merger and this Agreement, any Takeover Law or restrictive provision of any applicable anti-takeover provision in the Company’s certificate of incorporation or by-laws. To the knowledge of the Company, no other Takeover Law applies to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement.
     Section 4.17 Opinions of Financial Advisors. The Board of Directors of the Company has received the separate opinions of each of Merrill Lynch & Co. and Credit Suisse Securities (USA) LLC, to the effect that, as of the date of such opinion, the Per Share Amount to be received by holders of Shares (other than Parent, Merger Sub and their respective affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders, written copies of which will be delivered to Parent solely for informational purposes promptly following delivery to the Company.
     Section 4.18 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of holders of securities of the Company required to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).
     Section 4.19 Material Contracts.
     (a) As of the date of this Agreement, except for this Agreement or the Company Benefit Plans, neither the Company nor any of its Subsidiaries is a party to or bound by: (A) any Contract relating to indebtedness for borrowed money or any financial guaranty in excess of $100,000; (B) any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any business line or in any geographic area; (C) any Contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument; (D) any Contract that involved expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $2 million in the last fiscal year or is expected to involve expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $2 million in the next fiscal year; (E) any Contract that involved, since January 1, 2004, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory); (F) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (G) any material joint venture or partnership Contract; (H) any Contract that purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business; and (I) any Contract deemed to be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (all contracts of the type described in this Section 4.19(a) (being referred to herein as “Company Material Contracts”).
     (b) Section 4.19(b) of the Company Disclosure Schedule sets forth a true and complete list of the Company Material Contracts. True, correct and complete copies have been made available to Parent of all Company Material Contracts to which the Company or any of its Subsidiaries is a party; provided, however, that the Company need not provide to Parent any Company Material Contracts or portions thereof that contain confidentiality provisions or are otherwise subject to restrictions on disclosure including, without limitation, restrictions relating to security clearance.
     (c) Neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any other party, is in material breach of or material default under the terms of any Contract that would qualify as a Company Material Contract pursuant to Section 4.19(a)(A), (C), (D), (G) or (I) (each, a “Specified Contract”). Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any other party, is in material breach of or material default under the terms of any Company Material Contract that is not a Specified Contract. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Specified Contract, and, except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract that is not a Specified Contract or a Contract of the type referred to in Section 4.19(a)(B) or (H), is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 4.20 Finders or Brokers. Except for Merrill Lynch & Co., and Credit Suisse Securities (USA) LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has heretofore furnished Parent with a complete and correct copy of all agreements between the Company and Merrill Lynch & Co. and the Company and Credit Suisse Securities (USA) LLC pursuant to which such firm would be entitled to any fee or commission relating to the transactions contemplated hereby.

     Section 4.21 Environmental Matters.
     (a) Except in each case for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) to the knowledge of the Company, the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) to the knowledge of the Company, the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted; (iii) neither the Company violation or alleged violation of any applicable Environmental Law or concerning any actual or alleged liability of the Company or any of its Subsidiaries arising under or pursuant to any Environmental Law; and (iv) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the knowledge of the Company, threatened, concerning noncompliance by, or actual or potential liability of, the Company or any Subsidiary with any Environmental Law.
     (b) As used herein, the term “Environmental Law” means, as currently in effect, any applicable Law (A) concerning the protection of the environment, (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances. As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum and any derivative or by-products thereof.
     Section 4.22 Government Contracts.
     (a) The Company and its Subsidiaries are not currently in, and the execution and delivery of this Agreement by the Company and the consummation of the Offer and the Merger by the Company will not result in, any material violation, breach or default of any term or provision or trigger automatic or optional termination of (i) any material Contract with any Governmental Entity, (ii) any material subcontract issued at any tier under a prime contract with any Governmental Entity, or (iii) any material bid, proposal, offer or quotation relating to a Contract with any Governmental Entity or a material subcontract issued under a material Contract with any Governmental Entity. The Company and its Subsidiaries are not in any material violation, breach or default of any provision of any federal order, statute, rule or regulation (including the Federal Acquisition Regulation (“FAR”), agency supplements to the FAR, the Arms Export Control Act (22 U.S.C. 277 et seq.), and agency export regulations) or any similar state or Law governing any material Contract, subcontract, bid, or proposal with any Governmental Entity, as applicable. None of the Company nor any of its Subsidiaries has received a cure notice, a show cause notice or a stop work notice, nor has the Company or any of its Subsidiaries been threatened with termination for default under any material Contract or subcontract with any Governmental Entity. To the knowledge of the Company, no request for equitable adjustment by any of its vendors, suppliers or subcontractors against it or any of its Subsidiaries relating to material Contracts or subcontracts involving any Governmental Entity exists.
     (b) There is not pending, and neither the Company nor any of its Subsidiaries has received written notice of, any material claim by a Governmental Entity against the Company or any of its Subsidiaries for any of the following: (i) defective pricing, (ii) FAR and/or CAS noncompliance, (iii) fraud, (iv) false claims or false statements, (v) unallowable costs as defined in the FAR at Part 31, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Entity; or (vi) any other monetary claims relating to the performance or administration by the Company of material Contracts or subcontracts for any Governmental Entity.
     (c) Neither the Company nor any of its Subsidiaries has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity in connection with the conduct of its business; no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened. To the knowledge of the Company, there is no ongoing investigation, audit, prosecution, civil or administrative proceeding or settlement negotiation by any Governmental Entity relating to the material Contracts or subcontracts with any Governmental Entity or the violation of any federal, state or local order, statute, rule, or regulation relating to material Contracts with any Governmental Entity, subcontracts, or export controls.
     (d) No Governmental Entity has any rights with respect to any technical data or computer software that are material to the business of the Company and its Subsidiaries.
     (e) The Company and its Subsidiaries and their officers, directors, managers and employees collectively hold all security clearances necessary for the operation of their business as presently conducted in all material respects.
     Section 4.23 Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries or any person beneficially owning 5% or more of the Shares is a party to any material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve (12) months which transaction, as of the date hereof, has material uncompleted or ongoing obligations on the part of the Company or its Subsidiaries.
     Section 4.24 Waiver or Termination of Rights. Since February 1, 2007 neither the Company nor any of its Subsidiaries has terminated or waived any rights under any confidentiality, “standstill,” nonsolicitation or similar agreement with any third party to which the Company or any of its Subsidiaries is or was a party or under which the Company or any of its Subsidiaries has or had any rights.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this

Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 5.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay the consummation of the Offer or the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy the Tender Offer conditions or the conditions precedent to the Merger, to obtain financing for the Offer or the Merger, or to consummate the Merger, the Offer and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and by-laws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.
     Section 5.2 Corporate Authority Relative to This Agreement; No Violation.
     (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of each of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.
     (b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Offer and the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or the NASDAQ, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act and any other antitrust, competition or similar laws of any foreign jurisdiction, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with the rules and regulations of the NASDAQ, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 5.2(b) of the Parent Disclosure Schedule (collectively, clauses (i) through (vi), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.
     (c) Assuming compliance with the matters referenced in Section 5.2(b) and receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.
     Section 5.3 Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of the Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate a Parent Material Adverse Effect.
     Section 5.4 Company Disclosure Documents; Other Information. None of the information provided by Parent or its Subsidiaries to be included in any Company Disclosure Documents will, at the time it is filed with the SEC, at the time it is first mailed to the stockholders of the Company or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 5.5 Financing. Parent has provided to the Company true, accurate and complete copies of (a) fully executed equity commitment letters, dated as of the date of this Agreement (the “Equity Commitment Letters”), as to which the Company is a named third party beneficiary, pursuant to which each of the parties listed on Exhibit D hereto (collectively, the “Investors”) has committed to provide or cause to be provided the cash amounts set forth therein to provide equity financing to Parent and/or Merger Sub, and (b) a fully executed debt commitment letter, dated as of the date of this Agreement (the “Debt Commitment Letter” and together with the Equity Commitment Letters, the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to provide Merger Sub with loans in the amounts described therein, the proceeds of which are to be used to consummate the Offer, the Merger and the other transactions contemplated hereby and pay related fees and expenses (the “Debt Financing” and together with the equity financing pursuant to the Equity Commitment Letter, the “Financing”). Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and /or Merger Sub and, to Parent’s knowledge, the other parties thereto. As of this date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect. As of the date of this Agreement, neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein on the part of Parent. Parent or Merger Sub has paid any and all commitment or other fees required by the Financing Commitments that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due. There are no side letters or other agreements or arrangements relating to the Financing to which Parent, Merger Sub or any of their affiliates are a party containing additional conditions precedent to the Financing. The proceeds funded under the Financing Commitments (or any alternative financing obtained pursuant to Section 6.11), when funded in accordance with the Financing Commitments (or such alternative financing), will constitute all of the financing required for the consummation of the transactions contemplated hereby, together with not more than the Minimum Cash Amount will be sufficient for (i) the satisfaction of all Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock Based Consideration (including obligations under Section 1.1(e) and Section 3.2(a)) and (ii) any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the lenders thereunder to make the Debt Financing available to Parent on the terms therein, and the Equity Commitment Letter contains all of the conditions precedent to the obligations of the funding party to make the equity financing thereunder available to the Parent on the terms therein, and, as of the date hereof, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy on a timely basis any conditions precedent to the Equity Commitment Letter or the Debt Commitment Letter.
     Section 5.6 Guarantees. Concurrently with the execution of this Agreement, Parent has caused the persons listed on Exhibit D (the “Guarantors”) to deliver to the Company executed guarantees (the “Guarantees”). Each Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable in accordance with its terms.
     Section 5.7 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
     Section 5.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.
ARTICLE VI
COVENANTS AND AGREEMENTS
     Section 6.1 Conduct of Business by the Company and Parent.
     (a) From and after the date hereof until the date on which a majority of the Company’s directors are designees of Parent or Merger Sub or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (the decision with respect to which shall not be unreasonably delayed), (iii) as expressly required by this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice (provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) (except for actions addressed under clause (i), (ii), (iii), (ix), (xi), (xiii)(C), (xix), (xxi) or (xxii) of Section 6.1(b)) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision consistent with past practice and to the extent consistent therewith), it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates.
     (b) Subject to the exceptions contained in clauses (i) through (iv) of Section 6.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the date on which a majority of the Company’s directors are designees of Parent or Merger Sub, without the prior written consent of Parent (the decision with respect to which shall not be unreasonably delayed), the Company:
          (i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by its Subsidiaries;
          (ii) shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate;
          (iii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;
          (iv) shall not, and shall not permit any of its Subsidiaries to, acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $1 million in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement and set forth on the Company Disclosure Schedule;
          (v) except as required by existing written agreements or Company Benefit Plans in effect prior to the date of this Agreement and listed in the Company Disclosure Schedule, or as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to any employees, consultants, current or former directors or officers of the Company or any of its Subsidiaries, except, with respect to employees only, for increases in the ordinary course of business consistent with past practice, (B) enter into any new employment, change of control, severance or retention agreement with any employee, current or former director or officer of the Company or any of its Subsidiaries (except (1) with respect to employees only, for severance agreements as required pursuant to existing written agreements or Company Benefit Plans in effect prior to the date of this Agreement and listed in the Company Disclosure Schedule, or as otherwise required by applicable Law or entered into in the ordinary course of business consistent with past practice), or (2) a retention pool as described in Section 5.1(b)(v) of the Company Disclosure Schedule to be allocated by the Chief Executive Officer of the Company to employees of the Company and its Subsidiaries in consultation with Parent), (C) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company or as is required to comply with Section 409A of the Code, (D) grant any equity or equity-based awards that may be settled in Shares, preferred shares or any other securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred shares or other Company securities or Subsidiary securities, other than grants of equity or equity-based awards permitted under Section 6.1(b)(x)(C), (E) accelerate the vesting or payment of any compensation payable or benefits to become payable or provided to any employees, consultants, current or former directors or officers of the Company or any of its Subsidiaries or (F) terminate or materially amend any existing, or adopt any new, Company Benefit Plan, other than changes made in the ordinary course of business consistent with past practice that do not materially increase the costs of any such Company Benefit Plan;
          (vi) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans, advances or capital contributions to or investments in (A) officers, directors, employees, agents or consultants, in the case of this clause (A) other than advances of expenses in the ordinary course of business consistent with past practice or (B) any other person (other than the Company or any direct or indirect wholly owned Subsidiary) in excess of $500,000 in the aggregate, in the case of this clause (B) other than loans, advances, capital contributions or investments made pursuant to Contracts to the extent in effect as of the date hereof set forth in the Company Disclosure Schedule;

          (vii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, or revalue any of its material assets (including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice), except as required by, or to conform to, GAAP, SEC rule or policy or applicable Law;
          (viii) shall not, and shall not permit any of its Subsidiaries to, settle any litigation or other proceedings before a Governmental Entity or otherwise for an amount in excess of $100,000, individually, or $1,000,000 in the aggregate, other than settlements of Tax proceedings not in excess of amounts reserved; provided that, with respect to settlements or fines concerning any Action of any Governmental Entity arising out of or relating to the Restatement and Related Matters the maximum amount shall be the amount set forth in Section 6.1(b)(viii) of the Company Disclosure Letter and such settlements (x) shall not be reasonably likely to have any adverse impact (relative to the alternative of not settling) on the operations of the Company or any of its Subsidiaries and (y) may exceed the amount set forth in Section 6.1(b)(viii) of the Company Disclosure Letter with the consent of Parent, such consent not to be withheld unreasonably (from the perspective of a future owner of a majority of the equity of the Company);
          (ix) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;
          (x) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or other ownership interests in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Company Stock Option under any existing Company Stock Option Plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of Shares in respect of any exercise of Company Stock Options and settlement of any Restricted Shares outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.1(b), (B) the acquisition of Shares from a holder of a Company Stock Option or Company Restricted Shares in satisfaction of withholding obligations or in payment of the exercise price, and (C) the grant of equity compensation awards to new hires and promoted employees in the ordinary course of business consistent with past practice in accordance with the Company’s option granting policy as described in Section 6.1(b)(x) of the Company Disclosure Schedule in an aggregate amount not to exceed 100,000 Shares in the aggregate in any calendar quarter;
          (xi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries shall not, and shall not permit any of its material Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;
          (xii) shall not, and shall not permit any of its Subsidiaries to, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any Company Stock Plans or authorize cash payments in exchange for any options grand under any Company Stock Plans;
          (xiii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise) except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 6.1(b), and (C) indebtedness for borrowed money not to exceed $500,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A) or (B), inclusive;
          (xiv) make or authorize capital expenditures in excess of 110% of the budgeted capital expenditure amount set forth in Section 6.1(b)(xiv) of the Company Disclosure Letter, which expenditures shall be consistent in timing with past practice, except in exigent circumstances;
          (xv) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization), or subject to any material Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or assets, including the capital stock of Subsidiaries, except (A) pursuant to existing Contract in effect prior to the execution of this Agreement, (B) in the ordinary course of business consistent with past practice, or (C) pursuant to a Permitted Contract;
          (xvi) shall not, and shall not permit any of its Subsidiaries to sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or securitization) any Company IP to any person, except pursuant to a Permitted Contract;
          (xvii) shall not, and shall not permit any of its Subsidiaries to, enter into any Contract that would have been a Company Material Contract had it been entered into prior to the execution of this Agreement, except for Contracts with customers entered into in the ordinary course of business on terms and conditions consistent with past practice (and, for the purpose of clarity, exclusivity provisions, non-competition provisions, provisions that limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business and similar restrictive provisions shall not be deemed to be in the ordinary course or business or consistent with past practice) (any such new or existing Contract to be known as a “Permitted Contract”);

          (xviii) shall not, and shall not permit any of its Subsidiaries to modify, amend, terminate or waive any material rights under any Company Material Contract, except for the modification, amendment, termination or waiver of any Permitted Contract;
          (xix) shall not, and shall not permit any of its Subsidiaries to, enter into, amend or extend any material collective bargaining agreement or other labor agreement;
          (xx) shall not, and shall not permit any of its Subsidiaries to, cancel or fail to renew, without reasonable substitutes, any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or loss payee;
          (xxi) shall not, and shall not permit any of its Subsidiaries to, take any action to render inapplicable, or to exempt any third party from, any standstill arrangements or the provisions of any Takeover Law;
          (xxii) shall not, and shall not permit any of its Subsidiaries to, change its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable; and
          (xxiii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.
     Section 6.2 Access.
     (a) Subject to compliance with applicable Law, the Company shall afford to Parent and its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) and Parent’s financing sources and their Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties, Contracts, commitments, books and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent and its Representatives and Parent’s financing sources and their Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.2 shall be deemed to modify any representation or warranty made by the Company herein. The foregoing notwithstanding, the Company shall not be required to afford such access or furnish such information if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would unreasonably disrupt or risk materially delaying the Company’s completion of restatements of its historical financial statements, would cause a violation of the confidentiality provisions of any Contract to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege or would constitute a violation of any applicable Law. At the request of Parent, through the period prior to the earlier of the Effective Time and the Acceptance Date, the Company shall use its reasonable best efforts (which shall not include any obligation to pay any fee or incur any liability or obligation to any third party) to obtain waivers from person who are parties to Contracts with the Company or its Subsidiaries that contain confidentiality provisions in order for Parent to be provided reasonable access to such Contracts. Without limiting the foregoing, the Company shall keep Parent apprised on a reasonably prompt basis of material developments relating to the

Restatement and Related Matters and shall provide Parent two (2) Business Days’ advanced notice of the time the Company becomes Current (as defined in Annex I). If at any time the Company believes that it will not achieve the revenue, EBITDA or cash flow projections set forth in the 2007 quarterly plan attached to Section 6.2(a) of the Company Disclosure Schedule, it will promptly notify and consult in good faith with Parent with respect to such anticipated failure to achieve such projections.
          (b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of September 28, 2006, between the Company and Parent (the “Confidentiality Agreement”).
          Section 6.3 No Solicitation.
          (a) Subject to the provisions of this Section 6.3 and Section 6.4, the Company agrees that neither it nor any Subsidiary of the Company nor any of its or their respective affiliates or Representatives shall, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer, or the making, submission or announcement of, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any Alternative Proposal, (ii) participate in any negotiations relating to an Alternative Proposal with, or furnish any non-public information relating to an Alternative Proposal to, any person that has made or, to the knowledge of the Company is considering making an Alternative Proposal, (iii) engage in discussions relating to an Alternative Proposal with any person that has made or, to the knowledge of the Company is considering making an Alternative Proposal, (iv) approve, endorse or recommend any Alternative Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 6.3(b)).
          (b) The limitations set forth in Section 6.3(a) notwithstanding, if prior to the Acceptance Time, (i) the Company receives an unsolicited Alternative Proposal from a third party which the Board of Directors determines in good faith after consultation with the Company’s financial advisor and outside legal counsel constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal being made to the Company by such third party and (ii) the Board of Directors determines in good faith after consultation with outside legal counsel that it is necessary to do so in order to properly discharge the directors’ fiduciary duties to the Company’s stockholders under applicable Law, then the Company may take the following actions: (x) furnish information to such third party and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal, if, and only if, (A) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement having terms no less favorable to the Company than the provisions of the Confidentiality Agreement, (B) the Company as promptly as practicable provides or makes available to Parent any nonpublic information provided to such third party that was not previously provided to Parent and (C) the Company is not then in material breach of this Section 6.3 in connection with such Alternative Proposal. Without limiting the foregoing, it is understood that any breach of the restrictions set forth in this Section 6.3 by any officer or director of the Company or any of its Subsidiaries or any other Representative of the Company or any Company Subsidiary acting with the knowledge of, or at the direction of, the Company or any Company Subsidiary shall be deemed to be a breach of this Section 6.3 by the Company.
          (c) As used in this Agreement, “Alternative Proposal” shall mean any proposal or offer made by any person for (i) a merger, reorganization, share exchange, consolidation, business combination, tender offer, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person of fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (including equity securities of the Company’s Subsidiaries), or (iii) the acquisition by any person of fifteen percent (15%) or more of the total voting power or of any class of equity securities of the Company.
          (d) As used in this Agreement “Superior Proposal” shall mean an unsolicited written Alternative Proposal involving more than 50% of the assets (by book value or contribution to revenue) of the Company and the Company’s Subsidiaries, taken as a whole, or more than 50% of the total voting power of the equity securities of the Company made by any person (other than Parent or Merger Sub) which Alternative Proposal the Board of Directors determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and considering any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal and considering all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal, (i) is more favorable to the Company and its stockholders than the transactions contemplated by this Agreement, and (ii) if applicable, is reasonably capable of being financed by the person making such Alternative Proposal.
          (e) The Company shall immediately cease and cause to be terminated any existing discussions with any person that relate to any Alternative Proposal and shall promptly request in writing the return or destruction of any confidential information provided to any person (other than Parent or Merger Sub) in accordance with the terms of the applicable confidentiality agreement entered into with such person.
          (f) In addition to the other obligations of the Company set forth in this Section 6.3 and Section 6.4, (i) the Company will promptly (and in any event not later than one Business Day following) notify Parent orally and in writing of its receipt of any Alternative Proposal by indicating, in connection with such notice, the material terms and conditions thereof and the identity of the person making the Alternative Proposal, and thereafter shall keep Parent reasonably informed on a prompt basis of any material change to the terms of any such Alternative Proposal, (ii) the Company shall promptly provide Parent a copy of all written materials provided by or on behalf of any third party in connection with an Alternative Proposal, and (iii) the Company shall provide Parent at least forty-eight (48) hours notice (or, if shorter, the notice given to the Chairman of the Board of Directors) of a meeting of the Board of Directors at which the Board of Directors is reasonably expected, in connection with an Alternative Proposal, to make a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(f), and together with such notice a copy of the documentation relating to such Alternative Proposal to the extent not previously provided to Parent.

          Section 6.4 Filings; Other Actions.
          (a) If the Company Stockholder Approval is required under the DGCL, as promptly as reasonably practicable following the consummation or expiration of the Offer, the Company shall prepare and file with the SEC a proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”), which shall, subject to Section 6.3 and Section 6.4(d), include the Recommendation.
          (b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) before it is filed with the SEC. The Company shall provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed promptly after the SEC staff advises it that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Subject to applicable Law, the Company and Parent (with respect to itself and Merger Sub) shall each, upon request of the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholder and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.
          (c) Subject to the other provisions of this Agreement, if the Company Stockholder Approval is required under the DGCL, the Company shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) subject to a Change of Recommendation, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. Notwithstanding the forgoing, if a Short Form Merger may be effected in accordance with Section 2.8 and Section 253 of the DGCL, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective on the dates specified in Section 2.2 without a Company Meeting, in accordance with Section 253 of the DGCL.
          (d) Notwithstanding anything in Section 6.3 to the contrary, the Board of Directors of the Company may, at any time prior to the Acceptance Time, (i) if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to properly discharge its fiduciary duties to the Company’s stockholders under applicable Law, withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation, or propose publicly to recommend the approval or adoption of any Alternative Proposal or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as a “Change of Recommendation”) and/or (ii) in response to a Superior Proposal that did not otherwise result from a breach of Section 6.3, cause the Company to terminate this Agreement pursuant to Section 8.1(f) and concurrently enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(f), and any purported termination pursuant to Section 8.1(f) shall be void and of no force or effect, if the Company shall be in material breach of Section 6.3 in connection with such Alternative Proposal or if the Company shall not have complied with all applicable requirements of Section 8.3(a) (including the payment of the Termination Fee prior to or concurrently with such termination) in connection with such termination; and provided further, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(f), and any purported termination pursuant to Section 8.1(f) shall be void and of no force or effect, and may not effect a Change of Recommendation (in the case where the Change of Recommendation relates to an Alternative Proposal) unless the Company shall have provided Parent five (5) Business Days notice (the “Notice Period”) following Parent’s receipt of written notice (a “Notice of Superior Proposal”) advising Parent that the Board of Directors has received a Superior Proposal or is considering a Change of Recommendation that relates to an Alternative Proposal, as applicable, specifying the terms and conditions of the Superior Proposal or Alternative Proposal, as applicable, identifying the person making such Superior Proposal or Alternative Proposal, as applicable, and stating that the Board of Directors intends to exercise its right to terminate this Agreement pursuant to Section 8.1(f) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new three (3) Business Day period) or to make a Change of Recommendation, as applicable.
          (e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that any such disclosure that amounts to a Change of Recommendation must comply with Section 6.4(d) or (ii) issuing a statement to the stockholders of the Company that satisfies the definition of a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act (other than clause 14d-9(f)(4) of such definition); provided, however, that in either such case a statement shall be deemed to be a Change of Recommendation unless the Board of Directors expressly reaffirms the Recommendation therein or such statement states that the Recommendation remains in effect.
          Section 6.5 Employee Matters.
          (a) Parent hereby acknowledges that a “change of control” (or other similar phrase or concept connoting a change in the control of the Company) within the meaning of the Company Stock Plans and the Company Benefit Plans set forth in Section 4.8(f) of the Company Disclosure Schedule, as applicable, will occur at or prior to the Effective Time, as applicable.
          (b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time or if there was no such credit for such service under a similar Company employee benefit plan, under the Company’s 401(k) plan, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be eligible to participate, with any waiting time waived to the extent previously satisfied under any comparable plans of the Company or its Subsidiaries, in any and all New Plans and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (c) At any time prior to the Acceptance Date, Parent may request the Company to take all necessary actions, and the Company agrees to take such actions, to waive the restrictions with respect to any or all Restricted Shares so as to allow them to be tendered in the Offer.
          (d) Notwithstanding anything to the contrary, nothing in this Agreement is intended to confer upon any employee, or his or her successors, assigns, heirs or legal representatives, any rights or remedies hereunder, including (i) any rights of employment for any specified period or (ii) any employee benefits, severance or other compensation. The Company hereby waives any and all noncompetition provisions or agreements which may otherwise apply to the employment of any employee by Parent, effective as of the date of any such hiring.
          Section 6.6 Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the Offer and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) the preparing and obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the preparing and making of all necessary registrations, filings and notices and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) satisfying the Tender Offer Conditions and the conditions to the consummation of the Merger set forth in Article VII, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consents or approvals required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.
          (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, but in no event later than ten (10) Business Days, after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Offer, Merger and the other transactions contemplated by this Agreement, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use their reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely preparing and making all such filings and timely preparing and obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, any other department or agency of the United States, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Offer and the Merger so as to enable the Expiration Date and the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing consummation of the Offer on the Expiration Date or the Closing, materially delaying the Expiration Date or the Closing or delaying the Expiration Date or the Closing beyond the End Date; provided that neither the Company nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.
          (c) Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.
          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.
          Section 6.7 Takeover Statute. If any Takeover Law shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
          Section 6.8 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or automated quotation system. Parent and the Company agree to issue a joint press release announcing this Agreement.
          Section 6.9 Indemnification and Insurance.
          (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the earlier of the Acceptance Date and the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and by-laws or similar organization documents in effect immediately prior to the earlier of the Acceptance Date and the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the earlier of the Acceptance Date and the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the earlier of the Acceptance Date and the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the earlier of the Acceptance Time and the Effective Time, Parent shall assume, and be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.9 without limit as to time.
          (b) For a period of six (6) years from and after the Acceptance Time, Parent shall either cause to be maintained in effect the Company’s existing policies or shall cause to be acquired and maintained alternative policies of directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with respect to matters arising on or before the Acceptance Time (including the transactions contemplated hereby) covering each person covered as of the Acceptance Time by the Company’s D&O Insurance (each such person, an “Indemnified Party”) on terms, conditions, retentions and limits of liability no less favorable than those of the Current Policy (as defined below); provided, however, that in no event shall Parent or any of its affiliates be required to pay annual premiums in excess of the Limit (as defined below) for such insurance, but in such case shall be obligated to obtain as much coverage as reasonably practicable for such amount. In lieu of maintaining the Company’s current policies or acquiring alternative policies of D&O Insurance, the Company may and, at Parent’s request, the Company will, purchase prior to the Acceptance Time, and, after the Acceptance Time, Parent may cause the Company to purchase, a six-year prepaid “tail policy” on terms, condition, retentions and limits of liability no less favorable to the Indemnified Parties as the Current Policy with respect to matters arising on or before the earlier of the Acceptance Time and the Effective Time (including the transactions contemplated hereby), provided, that in no event shall the amount paid by the Company or Parent, as the case may be, for such tail policy exceed the Limit, but in such case the Company or Parent, as the case may be, may obtain as much coverage as reasonably practicable for such amount. If such “tail” prepaid policy has been obtained by the Company prior to the Acceptance Time, Parent shall cause the Company or the Surviving Corporation, as the case may be, to maintain in full force and effect, for its full term, and continue to honor all obligations thereunder and all other obligations pursuant to this Section 6.9(b) shall terminate. “Current Policy” means the D&O Insurance maintained by the Company as of the date hereof, until renewed for 2007 as described in Section 6.1 of the Company Disclosure Schedule, and thereafter means the D&O Insurance on the terms so renewed. “Limit” means $2 million.
          (c) Parent shall pay all reasonable expenses, including reasonable attorney’s fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.9.
          (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization document of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Offer and the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
          (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.
          Section 6.10 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the earlier of the Acceptance Time and the Effective Time. Prior to the earlier of the Acceptance Time and the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
          Section 6.11 Financing.
          (a) Each of Parent and Merger Sub shall use (and cause their Affiliates to use) its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments as promptly as practicable, including using its reasonable best efforts (i) to negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in such definitive agreements that are within either of their control or influence and (iii) to comply with its obligations under the Financing Commitments and consummate the Financing no later than the Closing (subject to the amendment and replacement rights described herein). Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Each of Parent, Merger Sub and the Company shall refrain (and shall use their reasonable best efforts to cause their Affiliates to refrain) from knowingly taking, directly or indirectly, any action that would reasonably be expected to result in a failure or any or the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of material developments relating to the Financing and the status of its efforts to arrange the Financing. Parent shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments or the definitive agreements related to the Financing if such amendment, modification, waiver or remedy reduces the aggregate amount of the Financing available, amends the conditions to the drawdown of the Financing, adds any condition to funding, or would reasonably be expected to adversely impact or delay in any material respect the ability of Parent and Merger Sub to consummate the transactions contemplated hereby or materially reduce the likelihood of the consummation of the transactions contemplated hereby or materially reduce the likelihood of any conditions to funding being satisfied, without first obtaining the Company’s prior written consent. Subject to the terms and conditions contained herein and satisfaction of the Tender Offer Conditions, in the case of the Offer, and the conditions set forth in Article VII, in the case of the Merger, in the event that all conditions to the Financing Commitments (other than, in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied. Parent shall draw down on the Financing required to consummate the Offer on the Acceptance Date and the Merger on the Closing Date. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, or Parent becomes aware of any event or circumstance that makes receipt of any portion of the Financing unlikely to occur in the manner and from the sources contemplated in the Financing Commitments, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less beneficial and in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the End Date. Parent shall deliver to the Company true and complete copies of all definitive agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing. Parent and Merger Sub acknowledge and agree that their respective obligations to consummate the Agreement are not conditioned or contingent upon receipt of the Financing.
          (b) The Company will and will cause its Subsidiaries to and will use its reasonable best efforts to cause its and their respective Representatives to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Financing (to the extent such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings in connection with the Financing (including due diligence sessions and meetings with ratings agencies) on reasonable advance notice, (ii) furnishing Parent and its financing sources with the financial information required to be provided pursuant to Section 6.12(a) hereof when and as required thereby, (iii) assisting Parent and its financing sources in the preparation of (A) any offering document (provided that any such document need not be issued by the Company or any of its Subsidiaries), (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources, (v) forming new direct or indirect

Subsidiaries, (vi) cooperating in the preparation of, and providing and executing (or using reasonable efforts to obtain from its advisors), documents as may reasonably be requested by Parent (including any underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company with respect to solvency matters)) and otherwise reasonably facilitating, to the extent reasonably requested by Parent, the pledging of collateral (including cooperation, to the extent reasonably requested by Parent, in connection with the pay-off of existing indebtedness and the release of related Liens); provided, however, that no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the representation letter referred to above) shall be effective until the Effective Time, and (vii) taking all actions to the extent reasonably requested by Parent necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (viii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent in connection with the consummation of the Financing prior to the Acceptance Time. The foregoing notwithstanding, (x) prior to the New Directors Time, no Pre-Acceptance Date Director shall be required to take any action with respect to the foregoing and neither the Company nor any of its Subsidiaries shall be obligated to take any action that requires action or approval by the Pre-Acceptance Date Directors prior to the New Directors Time, (y) no obligation of the Company or any of its Subsidiaries or Representatives under any agreement, certificate, document or instrument relating to the Financing and executed or delivered pursuant to this Section 6.11(b) shall be effective until the Effective Time, and (z) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense (other than reasonable out-of-pocket costs, which shall be reimbursed by Parent pursuant to this Section 6.11(b)) prior to the Acceptance Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries). All nonpublic or otherwise confidential information regarding the Company obtained by Parent, Merger Sub, their Representatives or their financing sources pursuant to this Section 6.11 shall be kept confidential in accordance with the Confidentiality Agreement.
          Section 6.12 Reports. The Company shall provide to Parent:
          (a) within 45 days after the end of each of the each fiscal quarter of the Company’s fiscal year 2007: unaudited quarterly consolidated balance sheets and related statements of income and cash flows of the Company (which (x) need not include any information or notes not required by GAAP to be included in interim financial statements, (y) are subject to normal year-end adjustments and (z) need not, unless the Company is Current, have been reviewed by the Company’s independent accounting firm as provided in Statement on Auditing Standards No. 100), and in each case, such financial statements shall have been prepared consistent with GAAP and such financial statements shall be subject to such disclaimers, exceptions and qualifications relating to the Restatement and Related Matters as are appropriate under the circumstances.
          (b) unaudited financial statements of the same type and for the same periods as the Preliminary Statements (and subject to the same limitations and qualifications referred to in Section 4.4 but not subject to clause (E) thereof), but with such footnotes as would ordinarily be required for unaudited financial statements of such type prepared consistent with GAAP (such redelivered statements, the “6.12(b) Statements”).
          (c) as promptly as practicable once available, the unaudited consolidated quarterly balance sheet and related statements of income and cash flows of the Company and its consolidated Subsidiaries for each of the fiscal quarters in fiscal year 2006 and for the entire 2006 fiscal year (the “2006 Financials”) and drafts of its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006 and its Annual Report on Form 10-K for the year 2006 (the “Late Reports”), in each case which the Company believes in good faith comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and comply in all material respects with applicable accounting standards, except, in each case, that the 2006 Financials and any other restated financial statements included in the Late Reports (the “Restated Financials”) and the information derived therefrom has not yet been approved by the Company’s auditors (although the Company in good faith believes such Restated Financials fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof). The parties agree and acknowledge that neither the Offer nor the Merger is conditioned upon delivery of any of the 2006 Financials, the Late Reports or the Restated Financials.
ARTICLE VII
CONDITIONS TO THE MERGER
          Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by Parent and the Company) at or prior to the Effective Time of the following conditions:
          (a) Unless the Merger is consummated pursuant to Section 253 of the DGCL, the Company Stockholder Approval shall have been obtained.
          (b) Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for purchase the Shares validly tendered pursuant to the Offer and not withdrawn in accordance with the terms hereof and thereof.
          (c) (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated, and (ii) the approvals set forth on Schedule 7.1(c) shall have been obtained.
          (d) No Governmental Entity of competent jurisdiction shall have enacted, issued or entered any Law (including any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition) which remains in effect, or there shall be pending any action, suit or proceeding brought by any Governmental Entity against Parent, Merger Sub or the Company that seeks to prohibit or make illegal the Merger.
ARTICLE VIII
TERMINATION
          Section 8.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Offer or the Merger, may be abandoned at any time:
          (a) at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company of the matters presented in connection with the Merger, by the mutual written consent of the Company and Parent;
          (b) by either the Company or Parent prior to the purchase of Shares pursuant to the Offer if (i) the Acceptance Time shall not have occurred on or before the six-month anniversary of the date hereof (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Acceptance Time to occur on or before such date; provided, however, that, (x) if, as of the End Date, all conditions set forth in Annex I shall have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing and other than the conditions set forth in clause (ii)(A) of Annex I), then the End Date shall be extended to the nine-month anniversary of the date hereof, which shall be considered the End Date for all purposes of this Agreement; or (y) if, as of the End Date, the Company has not yet become Current and the Minimum Condition is not satisfied, then Parent may, at its option in its sole discretion, extend the End Date to the nine-month anniversary of the date hereof, which shall be considered the End Date for all purposes of this Agreement;
          (c) by either the Company or Parent prior to the Acceptance Time if a Governmental Entity of competent jurisdiction shall have enacted, issued or entered any Law prohibiting or making illegal the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger and, in the case of any such Law that is an injunction or order, such Law shall have become final and non-appealable;
          (d) by the Company prior to the Acceptance Time, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to a Parent Material Adverse Effect or would result in a failure of a condition set forth in clauses (i), (ii) or (iii)(A) of Annex I to be satisfied and (ii) either cannot be cured by the End Date or has not been cured after the Company gives Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination;

          (e) by Parent prior to the Acceptance Time, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Annex I (other than the condition set forth in clause (iii)(f)) and (ii) either cannot be cured by the End Date, or has not been cured after Parent gives the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination;
          (f) by the Company prior to the Acceptance Time in order to enter into an Acquisition Agreement providing for a Superior Proposal; provided that the Company complies with all of the provisions of Section 6.4(d)(ii) and the Company pays Parent the Termination Fee in accordance with Section 8.3(a) prior to or concurrently with such termination;
          (g) by the Company, if (i) Merger Sub shall have terminated the Offer or failed to extend the Offer to the extent required by Section 1.1(d) (in either case, other than in connection with a valid termination of this Agreement in accordance with Section 8.1) or (ii) Merger Sub shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer at any Expiration Date subject to and in accordance with Section 1.1(e); or
          (h) by Parent prior to the Acceptance Time if (i) the Board of Directors makes a Change of Recommendation, or (ii) the Board of Directors approves any Alternative Proposal or resolves or agrees to take any such action.
          Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the Company’s right to receive payment of the Parent Termination Fee from Parent (or from the Guarantors pursuant to the Guarantees) pursuant to Section 8.3 and to require that Parent, Merger Sub, and the Guarantors perform their respective obligations under the Guarantees in accordance with their terms, (ii) the penultimate and last sentence of Section 6.11(b), (iii) Section 6.2(b), (iv) Section 6.9(d), (v) this Section 8.2, (vi) Section 8.3 and (vii) Article IX will survive the termination hereof; and except as provided in Section 9.5(b) and Section 9.5(c), nothing herein shall relieve any party from liability for willful breach of this Agreement.
          Section 8.3 Fees and Expenses.
          (a) Any provision in this Agreement to the contrary notwithstanding, in the event that (i) this Agreement is terminated by Parent pursuant to Section 8.1(h), (ii) (A) after the date of this Agreement, any Alternative Proposal is publicly proposed or publicly disclosed and not publicly and unconditionally withdrawn at least three (3) Business Days prior to the relevant breach (in the case of a termination pursuant to Section 8.1(e)) or the termination date (in the case of a termination pursuant to Section 8.1(b)), as applicable, (B) this Agreement is terminated by Parent pursuant to Section 8.1(e) (at which time the Company is not entitled to deliver a termination notice pursuant to Section 8.1(d)) or by Parent or, so long as Parent has the right to do so at such time, by the Company pursuant to Section 8.1(b) and (C) within twelve (12) months after such termination, the Company shall have entered into an Acquisition Agreement providing for an Alternative Proposal or consummated an Alternative Proposal or (iii) the Company shall have terminated this Agreement pursuant to Section 8.1(f); then in any such event the Company shall pay to Parent a fee of $22.2 million in cash (the “Company Termination Fee”), such payment to be made, (x) in the case of a termination referenced in clause (i) above, within two (2) Business Days after such termination, (y) in the case of a termination referenced in clause (ii) above, upon entry into the Acquisition Agreement providing for an Alternative Proposal or (z) in the case of clause (iii) above, prior to or concurrently with the termination by the Company pursuant to Section 8.1(f); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For the purposes of this Section 8.3, all the references to “15%” in the definition of Alternative Proposal shall be deemed references to “40%.”
          (b) Any provision in this Agreement to the contrary notwithstanding, in the event that (i) the Company shall terminate this Agreement pursuant to Section 8.1(d) (at which time Parent is not entitled to deliver a termination notice pursuant to Section 8.1(e)), (ii) the Company shall terminate this Agreement pursuant to Section 8.1(g), (iii) the Company, or, so long as the Company has the right to do so at such time, Parent shall terminate this Agreement pursuant to Section 8.1(b) and, at the time of such termination, the conditions set forth in clauses (i) (at the most recently scheduled Expiration Date prior to such termination), (iii)(a) (other than with respect to proceedings brought by a Governmental Entity primarily relating to antitrust, competition or similar Law), (b), (c), (d) and (e) of Annex I would be satisfied if such date were the End Date or (iv) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(c) as the result of a proceeding brought by a Governmental Entity primarily relating to antitrust, competition or other similar Law, then Parent shall pay to the Company a fee of $25.4 million in cash (the “Parent Termination Fee”), such payment to be made within two (2) Business Days of such termination; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.
          (c) In the event this Agreement is terminated (i) by Parent pursuant to Section 8.1(e) or 8.1(h), (ii) by the Company pursuant to Section 8.1(f) or (iii) by Parent or, so long as Parent has the right to do so at such time, the Company pursuant to Section 8.1(b) as a result of a failure of any of the conditions set forth in clause (iii)(a) (other than with respect to proceedings brought by a Governmental Entity primarily relating to antitrust, competition or similar Law), (b), (c), (d) and (e) of Annex I, then the Company shall pay to Parent within three (3) Business Days after the date of termination, the expenses of Parent and Merger Sub and their respective affiliates and investors incurred in connection with this Agreement and the transactions contemplated hereby up to $3 million (the “Parent Expenses”); provided that so long as the Minimum Condition has not been adjusted as a result of the Company becoming Current pursuant to the proviso to clause (i) of Annex I, any such Parent Expenses paid by the Company shall be offset against any Termination Fee that concurrently or subsequently becomes payable by the Company.
          (d) Any amount that becomes payable pursuant to this Section 8.3 shall be paid by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such payment.

          (e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(a) or Section 8.3(c) or Parent fails to promptly pay any amount due pursuant to Section 8.3(b), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.3(a) or 8.3(c) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(b) or any portion thereof, then the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.
ARTICLE IX
MISCELLANEOUS
          Section 9.1 Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the earlier of the Acceptance Date and the Effective Time. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Sections 6.5, 6.9, 6.11(b), 8.2 and 8.3 shall survive the consummation of the Merger.
          Section 9.2 Expenses. Except as set forth in Section 6.11(b) and Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that expenses (other than legal and accounting fees) incurred in connection with the printing, filing and mailing of the Tender Offer Documents and the Schedule 14D-9 shall be borne equally by Parent and the Company.
          Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
          Section 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          Section 9.5 Jurisdiction; Enforcement; Remedies.
          (a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder

(including pursuant to Section 9.5(c), or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything in this Section 9.5 or this Agreement to the contrary, the Equity Commitments Letters and the Guarantees and all rights and obligations thereunder (including the right of the Company to enforce the Equity Commitment Letters and the Guarantees) shall be governed by New York law and shall be enforceable only in the New York courts specified therein in accordance with the terms thereof.
          (b) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement (including as a result of a failure by Parent or Merger Sub to effect the Closing or accept Shares in the Offer), the Company’s sole and exclusive remedy against Parent, Merger Sub, the Guarantors and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employee, agents, affiliates, members, managers, general or limited partners or assignees (the “Parent Parties”) for any breach, loss or damage shall be to receive payment of the Parent Termination Fee to the extent provided in Section 8.3(b) or the guarantee thereof pursuant to the Guarantees, and to require Parent, Merger Sub and the Guarantors to perform their respective obligations under (i) the Guarantees in accordance with their terms, (ii) Section 6.2(b), (iii) Section 6.11(b), (iv) Section 8.2 and (v) Section 8.3; and upon payment in full of such amounts and fulfillment of such obligations, no person shall have any other rights or claims or seek damages against any of the Parent Parties under this Agreement, the Guarantees or the Commitments, whether at law or equity, in contract, in tort or otherwise, none of the Parent Parties shall have any further liability or obligations relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee. Nothing herein shall relieve Parent or Merger Sub of liability to pay for Shares accepted for payment in the Offer or to pay the Merger Consideration in the event the Merger occurs. Parent and Merger Sub agree and acknowledges that no former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employee, agents, affiliates or assignees (the

“Company Parties”) shall have any personal liability hereunder, including, without limitation, for any breach of this Agreement or inaccuracy of representation.
          (c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached or in the event that Parent does not pay the Parent Termination Fee to the Company in the event it becomes payable in accordance with the terms and conditions of Section 8.3(b) or any expenses payable to the Company pursuant to Section 6.11(b). It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the State of Delaware, in addition to any other remedy to which such party is entitled at law or in equity, and that the Company shall be entitled to enforce specifically the terms and provisions of Section 8.3(b) of this Agreement or the guarantee thereof pursuant to the Guarantees. The parties acknowledge that except as set forth in the prior sentence with respect to the Guarantees, the Company shall not be entitled to any injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement; provided, however, that the Company shall be entitled to an injunction or injunctions to prevent any breach by Parent or Merger Sub of, and to specifically enforce, Section 6.2(b).
          Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 9.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
To Parent or Merger Sub:
Vector Stealth Holdings II, L.L.C.
Stealth Acquisition Corp.
c/o Vector Capital Corporation
456 Montgomery St, 19th Fl
San Francisco, California 94104
Facsimile:           (415) 293-5100
Attention:           Christopher G. Nicholson
with a copy to:

O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, California 94111
Facsimile:           (415) 984-8701
Attention:           Michael J. Kennedy, Esq.
                           Steve L. Camahort, Esq.
To the Company:
SafeNet, Inc.
4690 Millennium Drive
Belcamp, Maryland 21017
Facsimile:           (443) 283-4046
Attention:           Kevin Hicks, Esq.
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:           (212) 403-2000
Attention:           Mark Gordon, Esq.
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
          Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that prior to the commencement of the Offer, Parent may designate, by written notice to the Company, one of its affiliates to act in lieu of Merger Sub (which affiliate must be a wholly owned Subsidiary of Parent or must be an entity held by the same equityholders of Parent in the same relative proportions), in which event such entity shall execute this agreement and upon the effectiveness of such execution all references in this Agreement to Merger Sub shall be deemed references to such entity, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such entity as of the date of designation; provided that any such designation shall not impede or delay the transactions contemplated by this Agreement or otherwise materially impede the rights of the Stockholders of the Company under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
          Section 9.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 6.9 (which shall be for the benefit of the Indemnified Parties) and Section 9.5(b) (which shall be for the benefit of the Parent Parties and the Company Parties), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.
          Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if applicable, if any such amendment or wavier shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
          Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 9.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References in this

Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
          Section 9.14 Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:
          “Acceptance Date” has the meaning set forth in Section 1.1(e).
          “Acceptance Time” has the meaning set forth in Section 1.1(e).
          “Acquisition Agreement” means a definitive agreement with respect to an Alternative Proposal or a Superior Proposal, as applicable.
          “Action” means any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative.
          “affiliates” means, with respect to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
          “Agreement” has the meaning set forth in the Preamble.
          “Alternative Proposal” has the meaning set forth in Section 6.3(c).
          “AU Statements” has the meaning set forth in Section 4.4(c).
          “Board of Directors” has the meaning set forth in the Recitals.
          “Book-Entry Shares” has the meaning set forth in Section 3.2(a)(i).
          “Business Day” has the meaning set forth in Section 1.1(d).
          “Cancelled Shares” has the meaning set forth in Section 3.1(b).
          “Certificate of Merger” has the meaning set forth in Section 2.3.
          “Certificates” has the meaning set forth in Section 3.2(a)(i).
          “Change of Recommendation” has the meaning set forth in Section 6.4(d).
          “Closing” has the meaning set forth in Section 2.2.

          “Closing Date” has the meaning set forth in Section 2.2.
          “Code” has the meaning set forth in Section 3.2(b)(iii).
          “Company” has the meaning set forth in the Preamble.
          “Company Benefit Plans” has the meaning set forth in Section 4.8(a).
          “Company Disclosure Documents” has the meaning set forth in Section 4.11(a).
          “Company Disclosure Schedule” has the meaning set forth in Article IV.
          “Company Employees” means each current and former employee of the Company and its Subsidiaries other than such employees covered by collective bargaining agreements.
          “Company IP” has the meaning set forth in Section 4.13(b).
          “Company Material Adverse Effect” has the meaning set forth in Section 4.1.
          “Company Material Contracts” has the meaning set forth in Section 4.19(a)(I).
          “Company Meeting” has the meaning set forth in Section 6.4(c).
          “Company-Owned IP” has the meaning set forth in Section 4.13(b).
          “Company Parties” has the meaning set forth in Section 9.5(b).
          “Company Permits” has the meaning set forth in Section 4.7(b).
          “Company Products” has the meaning set forth in Section 4.13(a).
          “Company Registered IP” has the meaning set forth in Section 4.13(i).
          “Company SEC Documents” has the meaning set forth in Section 4.4(a).
          “Company Stock Options” has the meaning set forth Section 3.3(a).
          “Company Stock Plans” has the meaning set forth in Section 4.8(a).
          “Company Stockholder Approval” has the meaning set forth in Section 4.18.
          “Company Termination Fee” has the meaning set forth in Section 8.3(a)(iii).
          “Confidentiality Agreement” has the meaning set forth in Section 6.2(b).
          “Contract” has the meaning set forth in Section 4.3(c)(iii).
          “Current” has the meaning set forth in Annex I.
          “Current Policy” has the meaning set forth in Section 6.9(b).

          “Debt Commitment Letter” has the meaning set forth in Section 5.5(b).
          “Debt Financing” has the meaning set forth in Section 5.5(b).
          “December 31, 2006 Balance Sheet” has the meaning set forth in Section 4.4(c).
          “DGCL” has the meaning set forth in Section 1.2(a)(iv).
          “Dissenting Shares” has the meaning set forth in Section 3.1(e).
          “D&O Insurance” has the meaning set forth in Section 6.9(b).
          “DOL” has the meaning set forth in Section 4.8(b).
          “Effective Time” has the meaning set forth in Section 2.3.
          “End Date” has the meaning set forth in Section 8.1(b).
          “Environmental Law” has the meaning set forth in Section 4.21(b).
          “Equity Commitment Letter” has the meaning set forth in Section 5.5(a).
          “ERISA” has the meaning set forth in Section 4.8(a).
          “ERISA Affiliate” has the meaning set forth in Section 4.8(c).
          “Event” has the meaning set forth in Section 4.1.
          “Exchange Act” has the meaning set forth in Section 1.1(a).
          “Exchange Fund” has the meaning set forth in Section 3.2(a)(ii).
          “Expiration Date” has the meaning set forth in Section 1.1(d).
          “FAR” has the meaning set forth in Section 4.22(a).
          “Financing” has the meaning set forth in Section 5.5(b).
          “Financing Commitments” has the meaning set forth in Section 5.5(b).
          “Foreign Benefit Plan” has the meaning set forth in Section 4.8(e).
          “GAAP” means United States generally accepted accounting principles.
          “Governmental Entity” has the meaning set forth in Section 4.3(b).
          “Guarantees” has the meaning set forth in Section 5.6.
          “Guarantors” has the meaning set forth in Section 5.6.

          “Hazardous Substance” has the meaning set forth in Section 4.21(b).
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Indemnified Party” has the meaning set forth in Section 6.9(b).
          “Independent Directors” has the meaning set forth in Section 1.3.
          “Intellectual Property” has the meaning set forth in Section 4.13(b).
          “Investors” has the meaning set forth in Section 5.5(a).
          “knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 9.14 of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 9.14 of the Company Disclosure Schedule.
          “Late Reports” has the meaning set forth in Section 6.12(c).
          “Law” or “Laws” has the meaning set forth in Section 4.7(a).
          “Leases” has the meaning set forth in Section 4.14(a).
          “Lien” means any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.
          “Limit” has the meaning set forth in Section 6.9(b).
          “Merger” has the meaning set forth in the Recitals.
          “Merger Consideration” has the meaning set forth in Section 3.1(a).
          “Merger Required Consent” means the consents, filings and approvals set forth in Schedule 9.14.
          “Merger Sub” has the meaning set forth in the Preamble.
          “Minimum Cash Amount” has the meaning set forth in Annex I.
          “Minimum Condition” has the meaning set forth in Annex I.
          “NASDAQ” has the meaning set forth in Section 1.1(d).
          “New Directors Time” means the first time on or after the Acceptance Date that Pre-Acceptance Date Directors do not represent a majority of the total number of directors.
          “New Plans” has the meaning set forth in Section 6.5(b).

          “Notice of Superior Proposal” has the meaning set forth in Section 6.4(d).
          “Notice Period” has the meaning set forth in Section 6.4(d).
          “Offer” has the meaning set forth in the Recitals.
          “Offer Documents” has the meaning set forth in Section 1.1(c).
          “Offer to Purchase” has the meaning set forth in Section 1.1(c).
          “Old Plans” has the meaning set forth in Section 6.5(b).
          “Option and Stock-Based Consideration” has the meaning set forth in Section 3.3(b).
          “Option Consideration” has the meaning set forth in Section 3.3(a).
          “Parent” has the meaning set forth in the Preamble.
          “Parent Approvals” has the meaning set forth in Section 5.2(b)(vi).
          “Parent Disclosure Schedule” has the meaning set forth in Article V.
          “Parent Expenses” has the meaning set forth in Section 8.3(c).
          “Parent Material Adverse Effect” has the meaning set forth in Section 5.1.
          “Parent Parties” has the meaning set forth in Section 9.5(b).
          “Parent Termination Fee” has the meaning set forth in Section 8.3(b).
          “Paying Agent” has the meaning set forth in Section 3.2(a).
          “Per Share Amount” has the meaning set forth in the Recitals.
          “Permitted Contract” has the meaning set forth in Section 6.1(b)(xvii).
          “Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the December 31, 2006 Balance Sheet (or securing liabilities reflected on such balance sheet) or (D) which was incurred in the ordinary course of business since December 31, 2006 and is not material.
          “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

          “PR Information” has the meaning set forth in Section 4.4(d).
          “Pre-Acceptance Date Director” means any person who is or was a director of the Company or any of its Subsidiaries prior to the Acceptance Date.
          “Preferred Stock” has the meaning set forth in Section 4.2(a).
          “Preliminary Statements” has the meaning set forth in Section 4.4(c).
          “Prior Company SEC Documents” has the meaning set forth in Section 4.4(a).
          “Proxy Statement” has the meaning set forth in Section 6.4(a).
          “Public Software” has the meaning set forth in Section 4.13(l).
          “QA Statements” has the meaning set forth in Section 4.4(c).
          “Recommendation” has the meaning set forth in Section 4.3(a)(iii).
          “Representatives” has the meaning set forth in Section 6.2(a).
          “Restated Financials” has the meaning set forth in Section 6.12(c).
          “Restatement and Related Matters” has the meaning set forth in Section 4.1.
          “Restricted Shares” has the meaning set forth in Section 3.3(b).
          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
          “Schedule 14D-9” has the meaning set forth in Section 1.2(b).
          “Schedule TO” has the meaning set forth in Section 1.1(c).
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Shares” has the meaning set forth in the Recitals.
          “Short Form Merger” has the meaning set forth in Section 2.8.
          “Specified Approvals” has the meaning set forth in Section 4.3(b)(vi).
          “Specified Contract” has the meaning set forth in Section 4.19(c).
          “6.12(b) Statements” has the meaning set forth in Section 6.12(b).

          “Subsequent Company SEC Documents” has the meaning set forth in Section 4.4(a).
          “Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).
          “Superior Proposal” has the meaning set forth in Section 6.3(d).
          “Surviving Corporation” has the meaning set forth in Section 2.1.
          “Takeover Laws” has the meaning set forth in Section 1.2(a)(v).
          “Tax Return” has the meaning set forth in Section 4.12(b)(ii).
          “Taxes” has the meaning set forth in Section 4.12(b)(i).
          “Tender Offer Conditions” has the meaning set forth in Section 1.1(a).
          “Termination Date” has the meaning set forth in Section 6.1(a).
          “Top-Up Option” has the meaning set forth in Section 1.4(a).
          “Top-Up Option Shares” has the meaning set forth in Section 1.4(a).
          “2006 Financials” has the meaning set forth in Section 6.12(b).
          “Vested In-The-Money Options” has the meaning set forth in Section 1.4(a).
          “WARN Act” has the meaning set forth in Section 4.8(h).
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VECTOR STEALTH HOLDINGS II, L.L.C.

By:	Vector Capital Partners III, L.L.C. Its Managing Member

By:	/s/ Alexander R. Slusky

Name: Alexander R. Slusky
Title: Managing Member

STEALTH ACQUISITION CORP.

By:	/s/ Alexander R. Slusky

Name: Alexander R. Slusky
Title: President and Chief Executive Officer

SAFENET, INC.

By:	/s/ Walter W. Straub

Name: Walter W. Straub Title: Chairman and Interim Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

Annex I
CONDITIONS TO THE OFFER
          Conditions to the Offer. Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may, but only to the extent expressly permitted by this Agreement, delay the acceptance for payment of any tendered Shares if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents one share more than (w) the number of Shares outstanding immediately prior to the expiration of the Offer less (x) 5,000,000 plus (y) one-tenth of the number of Vested In-The-Money Options (the “Minimum Condition”), (provided, however, that if the Company becomes current in its Exchange Act Filings including filing all audited and unaudited financial statements for the periods with respect to which audit opinions have been withdrawn or with respect to which the Company has announced they cannot be relied upon, as well as all audited and unaudited financial statements for all periods for which they have not been filed and/or for which they are due, in each case which financial statements are prepared in accordance with GAAP) (“Current”), then the Minimum Condition shall be reduced so as to equal a majority of the number of Shares outstanding assuming the full exercise of all options, rights and convertible securities (if any) with an exercise price of less than the Offer Price and the issuance of all Shares the Company is obligated to issue thereunder, (ii) (A) any applicable waiting period under the HSR Act shall not have expired or been earlier terminated or (B) the approvals set forth on Schedule 7.1(c) shall not have been obtained, or (iii) at any time after the date of the Agreement and before the expiration of the Offer, any of the following events shall occur and be continuing:
     (a) a Governmental Entity of competent jurisdiction shall have enacted, issued or entered any Law (including any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition) which remains in effect, or there shall be pending any action, suit or proceeding brought by any Governmental Entity against Parent, Merger Sub or the Company, seeking to prohibit or make illegal the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger;
     (b) (i) any of the representations and warranties of the Company set forth in Section 4.9(a)(ii) or 4.9(b) shall not be true and correct as of the date of the Agreement and as of the Expiration Date as though made on an as of the Expiration Date, (ii) any of the representations and warranties of the Company set forth in (x) Section 4.2(a), (b) or (c), Section 4.16, Section 4.17, Section 4.18 or Section 4.20 or (y) the third to last or second to last sentences of Section 4.22(a) or the first sentence of Section 4.22(c) (provided that for purposes of this subclause (y), all references only to “any Governmental Entity” in 4.22(a) and 4.22(c) shall be deemed references to any Governmental Entity of the U.S. federal government (in each case disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect) shall not be true and correct in all material respects, in each case at and as of the date of the Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), or (iii) any of the other representations and warranties of the Company set forth in the Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect) shall not be true and correct in each case at and as of the date of the Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
     (c) the Company shall not have in all material respects performed all obligations and complied with all covenants required by the Agreement to be performed or complied with by it prior to the Expiration Date and such failure to perform shall not have been cured prior to the Expiration Date;
     (d) the Company shall not have at least $60,000,000 (net of any indebtedness incurred pursuant to 6.1(b)(xiii)(C)) (the “Minimum Cash Amount”) of cash and cash equivalents on the Expiration Date that (i) is in the United States or (ii) outside the United States (less, in the case of this clause (ii), any penalty or imposition of any net Tax cost (taking into account, without limitation, any Tax credits that may reduce such net Tax cost) resulting from the extractions of such cash from a Subsidiary) to the extent it may be extracted from such non-U.S. jurisdiction without legal restriction, including minimum capitalization requirements of any jurisdiction; provided that the Minimum Cash Amount shall be decreased dollar for dollar by (x) the amount of any cash paid in settlement, penalty or fine in connection with an Action relating to Restatement and Related Matters to the extent any such payment did not contravene the proviso to Section 6.1(b)(viii) (including, without limitation, any such payment made with the prior written consent of Parent) and (y) the amount of any transaction-related fees and expenses actually paid (to the extent such amount added to the amount of any such fees and expenses not yet paid does not exceed the amount set forth in Item 2 of Section 4.6 of the Company Disclosure Schedule);
     (e) The 6.12(b) Statements (i) shall not have been delivered pursuant to Section 6.12(b) at least five Business Days prior to the expiration of the Offer or (ii) shall indicate that the financial position, results of operations or cash flows of the Company and its consolidated subsidiaries is materially different from the Preliminary Statements and such differences are material and adverse to the Company and its subsidiaries, taken as a whole;
     (f) Parent shall not have received a certificate, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company (solely in his or her capacity as an officer of the Company without personal liability), to the effect that the conditions set forth in paragraphs (b), (c) (d) and (e) hereof have been satisfied as of the Expiration Date; or
          (f) the Merger Agreement shall have been terminated in accordance with its terms.
     The foregoing conditions are for the benefit of Parent and Merger Sub and may, solely to the extent permitted by Section 1.1 of the Agreement, be waived by Parent and Merger Sub, in whole or in part at any time and from time to time. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
     Capitalized terms used in this Annex I shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger dated as of March 5, 2007 (the “Agreement”) among Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (“Parent”), Stealth Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and SafeNet, Inc., a Delaware corporation (the “Company”).